UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2007

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Sale of El Salvadoran Business

On May 24, 2007, PPL Corporation (“PPL”) issued a press release announcing completion of the previously announced sale of its 86.4 percent interest in an El Salvadoran electricity delivery business, Distribuidora de Electricidad Del Sur, S.A. de C.V., for $180 million through a stock purchase agreement.  PPL expects to record a special after-tax gain of $88 to $93 million, or 22 to 23 cents per share, on the sale in the second quarter of 2007. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Agreement to Sell Telecommunications Subsidiary

Also on May 24, 2007, PPL issued a press release announcing a definitive agreement to sell its telecommunications subsidiary, PPL Telcom, LLC (“PPL Telcom”), to Communications Infrastructure Investments.  Under the terms of the agreement, the purchaser would acquire PPL Telcom for an enterprise value of about $60 million, which includes the assumption of $10 million of debt. PPL expects to realize $50 million in net proceeds from the transaction.  PPL expects the sale to close by the end of the third quarter of 2007 following regulatory approvals. As a result of the sale, PPL expects to take an additional special after-tax charge in the second quarter of 2007 of $3 to $4 million, or 1 cent per share. In the first quarter of 2007, PPL recorded a special after-tax impairment charge of $18 million, or 5 cents per share, related to the planned sale of this business.  A copy of the press release is attached as Exhibit 99.2 and is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	99.1 -	Press release, dated May 24, 2007, announcing completion of the sale of PPL’s El Salvadoran business.
	99.2 -	Press release, dated May 24, 2007, announcing a definitive agreement for the sale of PPL’s telecommunications subsidiary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr
Paul A. Farr Executive Vice President and Chief Financial Officer

PPL ENERGY SUPPLY, LLC

By:	/s/ Paul A Farr
Paul A. Farr Executive Vice President

Dated:                      May 25, 2007